UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 31, 2010

ARKSON NUTRACEUTICALS CORP.
(Exact name of registrant as specified in its charter)

Delaware	000-52458	51-0383940
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

c/o First Surgical Partners, L.L.C.
411 First Street
Bellaire, Texas  77401
(Address of principal executive offices) (zip code)

713-665-1111
(Registrant's telephone number, including area code)

Copies to:
Stephen M. Fleming, Esq.
Law Offices of Stephen M. Fleming PLLC
49 Front Street, Suite 206
Rockville Centre, New York 11570
Phone: (516) 833-5034
Fax: (516) 977-1209

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Form 8-K and other reports filed by Arkson Nutraceuticals, Inc., a Delaware corporation (“Arkson” or the “Company”), from time to time with the Securities and Exchange Commission (collectively the "Filings") contain or may contain forward looking statements and information that are based upon beliefs of, and information currently available to, the Company's management as well as estimates and assumptions made by the Company's management. When used in the filings the words "anticipate", "believe", "estimate", "expect", "future", "intend", "plan" or the negative of these terms and similar expressions as they relate to the Company’s or Company’s management identify forward looking statements.  Such statements reflect the current view of the Company with respect to future events and are subject to risks, uncertainties, assumptions and other factors (including the risks contained in the section of this report entitled "Risk Factors") relating to the Company’s industry, the Company’s operations and results of operations and any businesses that may be acquired by the Company. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Although the Company’s management believes that the expectations reflected in the forward looking statements are reasonable, the Company cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, the Company does not intend to update any of the forward-looking statements to conform these statements to actual results. The following discussion should be read in conjunction with the Company's financial statements and the related notes filed with this Form 8-K.

In this Form 8-K, references to "we," "our," "us," the "Company," or "Arkson" refer to Arkson Nutraceuticals, Inc., a Delaware corporation.

Item 1.01 Entry into a Material Definitive Agreement.
Item 2.01  Completion of Acquisition or Disposition of Assets.

On November 4, 2010, we entered into a Contribution Agreement with the shareholders of First Surgical Texas, Inc. (f/k/a Piper Acquisition III, Inc.), a Nevada corporation (“First Surgical Texas”), each of which are accredited investors (“First Surgical Texas Shareholders”) pursuant to which the First Surgical Texas Shareholders agreed to contribute 100% of the outstanding securities of First Surgical Texas in exchange for 39,964,346 shares of our common stock (the “First Surgical Texas Contribution”).   The First Surgical Texas Contribution closed on December 31, 2010.  Considering that, following the contribution, the First Surgical Texas Shareholders control the majority of our outstanding common stock and we effectively succeeded our otherwise minimal operations to those that are theirs, First Surgical Texas is considered the accounting acquirer in this reverse-merger transaction.  A reverse-merger transaction is considered, and accounted for as, a capital transaction in substance; it is equivalent to the issuance of First Surgical Texas securities for our net monetary assets, which are deminimus, accompanied by a recapitalization. Accordingly, we have not recognized any goodwill or other intangible assets in connection with this transaction.  Arkson is the surviving and continuing entity and the historical financials following the reverse merger transaction will be those of First Surgical Texas.  We were a "shell company" (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended) immediately prior to our acquisition of First Surgical Texas pursuant to the terms of the Contribution Agreement.  As a result of such acquisition, our operations our now focused on the ownership and operation of two ambulatory surgery centers (“ASC”) and a general acute care hospital. Consequently, we believe that acquisition has caused us to cease to be a shell company as we no longer have nominal operations.

Overview

First Surgical Texas operates two ambulatory surgery centers (“ASC”) and a general acute care hospital in the Houston area.  First Surgical Texas partners with top surgeons in the local medical community to perform non life-threatening surgeries at these locations.  The procedures performed include bariatric, reconstructive and cosmetic plastics, orthopedics, pain management, neurosurgery and podiatry, all of which are often completed on an outpatient or short stay basis.  Each of the First Surgical Texas facilities resides within its own limited partnership, which is wholly owned by First Surgical Texas.  Since inception, our surgeons have performed nearly 33,000 procedures and the number of procedures performed continues to increase annually.

First Surgical Texas’s primary goal is to become the leading provider of outpatient and short-stay surgeries in the Houston metropolitan area.  First Surgical Texas provides a comprehensive list of outpatient and short-stay surgical procedures performed by our surgeons at each site.  First Surgical Texas believes it offers a premier level of patient care as well as a highly desirable outpatient facility for surgeons to perform procedures.  First Surgical Texas competes for new surgeons through word-of-mouth marketing and its strong reputation within the healthcare community for a commitment to excellence, experienced management teams and its streamlined business model.  Top surgeons choose to operate in this environment because it allows them to exercise a higher degree control over their cases, staff, facilities and schedule.  The ASC business model also allows these surgeon partners to operate more efficiently compared to a typical large non-specialized hospital environment, enabling the surgeon partners are able to perform more surgeries per day, thereby optimizing time and profit.

Industry Background

We believe many physicians prefer surgery centers and general acute care hospitals. We believe that this is due to the non-emergency nature of the procedures performed at our surgery centers and surgical hospitals, which allows physicians to schedule their time more efficiently and therefore increase the number of surgeries they can perform in a given amount of time. In addition, outpatient facilities usually provide physicians with greater scheduling flexibility, more consistent nurse staffing and faster turnaround time between cases. While surgery centers and surgical hospitals generally perform scheduled surgeries, acute care hospitals and national health service facilities generally provide a broad range of services, including high priority and emergency procedures. Medical emergencies often demand the unplanned use of operating rooms and result in the postponement or delay of scheduled surgeries, disrupting physicians’ practices and inconveniencing patients. Surgery centers and surgical hospitals in the United States are designed to improve physician work environments and improve physician efficiency. In addition, many physicians choose to perform surgery in facilities like ours because their patients prefer the comfort of a less institutional atmosphere and the convenience of simplified admissions and discharge procedures.

New surgical techniques and technology, as well as advances in anesthesia, have significantly expanded the types of surgical procedures that are being performed in surgery centers and have helped drive the growth in outpatient surgery.  Lasers, arthroscopy, enhanced endoscopic techniques and fiber optics have reduced the trauma and recovery time associated with many surgical procedures. Improved anesthesia has shortened recovery time by minimizing post-operative side effects such as nausea and drowsiness, thereby avoiding the need for overnight hospitalization in many cases.

In addition to these technological and other clinical advancements, a changing payor environment has contributed to the rapid growth in outpatient surgery in recent years. Government programs, private insurance companies, managed care organizations and self-insured employers have implemented cost containment measures to limit increases in healthcare expenditures, including procedure reimbursement. We believe these cost containment measures have contributed to the significant shift in the delivery of healthcare services away from traditional inpatient hospitals to more cost-effective alternate sites, including surgery centers. We believe that surgery performed at a surgery center is generally less expensive than hospital-based outpatient surgery because of lower facility development costs, more efficient staffing and space utilization and a specialized operating environment focused on quality of care and cost containment.

Our Business Strategy

Our goal is to steadily increase our revenues and cash flows. The key elements of our business strategy are to:

•	attract and retain top quality surgeons and other physicians;

•	expand our presence in the State of Texas initially;

•	expand selectively in new markets; and

•	enhance operating efficiencies.

Attract and retain top quality surgeons and other physicians

Since physicians are critical to the direction of healthcare, we have developed our operating model through the purchase of equity to encourage physicians to affiliate with us and to use our facilities as an extension of their practices. We believe we attract physicians because we design our facilities, structure our strategic relationships and adopt staffing, scheduling and clinical systems and protocols to increase physician productivity and promote their professional and financial success. We believe this focus on physicians, combined with providing high quality healthcare in a friendly and convenient environment for patients, will continue to increase case volumes at our facilities.

Expand our presence in the State of Texas

Our primary strategy is to grow selectively in the State of Texas. We believe that selective acquisitions and development of new facilities in existing markets allow us to leverage our existing knowledge of these markets and to improve operating efficiencies. In particular, our experience has been that newly developed facilities in markets where we already have a presence and a not-for-profit hospital partner are the best use of our invested capital.

Expand selectively in new markets

We may continue to enter targeted markets by acquiring and developing surgical facilities. Although there is no guarantee, we intend to target the acquisition or development of multi-specialty centers that perform high volume, non-emergency, lower risk procedures requiring lower capital and operating costs than hospitals. In addition, we will also consider the acquisition of multi-facility companies.

In determining whether to enter a new market, we will examine numerous criteria, including:

•	the potential to achieve strong increases in revenues and cash flows;

•	whether the physicians, healthcare systems and payors in the market are receptive to surgery centers and/or surgical hospitals;

•	the demographics of the market;

•	the number of surgical facilities in the market;

•	the number and nature of outpatient surgical procedures performed in the market;

•	the case mix of the facilities to be acquired or developed;

•	whether the facility is or will be well-positioned to negotiate agreements with insurers and other payors; and

•	licensing and other regulatory considerations.

Upon identifying a target facility, we will conduct financial, legal and compliance, operational, technology and systems reviews of the facility and conduct interviews with the facility’s management, affiliated physicians and staff. Once we acquire or develop a facility, we focus on upgrading systems and protocols, including implementing our proprietary methodology of defined processes and information systems, to increase case volume and improve operating efficiencies.

Enhance operating efficiencies

Once we acquire a new facility, we will integrate it into our existing network by implementing a specific action plan to support the local management team and incorporate the new facility into our group purchasing contracts.

Bariatric Program Sponsorship Agreement

The Company entered into a Bariatric Program Sponsorship Agreement on March 22, 2006, but effective May 1, 2006, with Vital Weight Control, Inc., d/b/a NeWeigh (‘Vital’).  Per the agreement, the Company is sponsoring, in part, a gastroplasty program involving surgical intervention for morbid obesity.  Under the sponsorship, the Company makes available its facility for surgeries on prospective patients that are participants in the bariatric program as well as for surgeries on other prospective patients that meet criteria for eligibility for bariatric surgery.  At all times during the term of the agreement the Company shall either furnish, at its expense, or reimburse Vital amounts Vital expends for operation of the program, including office space, facilities, equipment, utilities, furniture, fixtures, office supplies, postage, courier services, and other outside services as may be reasonably required to operate the program.  The original term of the agreement commenced on May 1, 2006, for a period of 36 months.  As compensation for the services rendered by Vital, the Company was obligated to pay a program sponsorship fee of $200,000 per month.

On February 13, 2008, the Company amended the existing contract with Vital to operate a second facility in The Woodlands.  The amendment further extended the term of the contract for a period of one year, thus the new termination date of the agreement became May 1, 2010.  The payment of $200,000 per month continued on the existing facility as well as an additional $200,000 per month for the new facility.

On December 10, 2009, the Company extended and renewed the agreement for an additional two years.  Program payments for both facilities are now set to expire April 30, 2012.

 Case Mix

The following table sets forth the percentage of the internally reported case volume of our facilities from each of the following specialties:

Specialty	Percentage
Bariatric and General Surgery	14.73%
Reconstructive and Cosmetic Plastics	21.88%
Orthopedics	29.83%
Pain management	10.34%
Neurosurgery	12.17%
Podiatry	5.12%
Gynecology and Urology	3.95%
ENT	1.98%

Payor Mix

The following table sets forth the percentage of the internally reported case volume of our for the year ended December 31, 2009 from each of the following payors:

Payor	Percentage
Medicare	4.14%
Worker’s Compensation	3.80%
Commercial Carriers	83.85%
Other (self pays, hardships, etc)	8.21%

Competition

First Surgical Texas has three primary competitors in the greater Houston area:

•	North Cypress Medical Center;
•	United Surgical Partners International; and
•	Foundation Surgery Affiliates.

In all of our markets, our facilities compete with other providers, including major acute care hospitals and other surgery centers. Hospitals have various competitive advantages over us, including their established managed care contracts, community position, physician loyalty and geographical convenience for physicians’ inpatient and outpatient practices. However, we believe that, in comparison to hospitals with which we compete, our surgery centers and surgical hospitals compete favorably on the basis of cost, quality, efficiency and responsiveness to physician needs in a more comfortable environment for the patient.

We compete with other providers in each of our markets for patients, physicians and for contracts with insurers or managed care payors. Competition for managed care contracts with other providers is focused on the pricing, number of facilities in the market and affiliation with key physician groups in a particular market. We believe that our relationships with our hospital partners enhance our ability to compete for managed care contracts.

There are several companies, both public and private, that acquire and develop freestanding multi-specialty surgery centers and surgical hospitals. Some of these competitors have greater resources than we do. The principal competitive factors that affect our ability and the ability of our competitors to acquire surgery centers and surgical hospitals are price, experience, reputation and access to capital. Further, many physician groups develop surgery centers without a corporate partner, and this presents a competitive threat to the Company.

The healthcare industry, including the outpatient and short-stay surgical segment, is highly competitive and undergoes continual changes in the manner in which services are delivered and providers are selected. Competitive factors affecting our business include quality of care, cost, treatment outcomes, convenience of location, relationships with the payor, and ability to meet the needs of the patient.

Government Regulation

Medicare and Medicaid Participation in Short Stay Surgical Facilities

Medicare is a federally funded and administered health insurance program, primarily for individuals entitled to social security benefits who are 65 or older or who are disabled. Medicaid is a health insurance program jointly funded by state and federal governments that provides medical assistance to qualifying low income persons. Each state Medicaid program has the option to determine coverage for ambulatory surgery center services and to determine payment rates for those services. The State of Texas covers Medicaid short stay surgical facility services; however, it may not continue to cover short stay surgical facility services and states into which we expand our operations may not cover or continue to cover short stay surgical facility services.

Medicare payments for procedures performed at short stay surgical facilities are not based on costs or reasonable charges. Instead, Medicare prospectively determines fixed payment amounts for procedures performed at short stay surgical facilities. These amounts are adjusted for regional wage variations.  A portion of our revenues, representing less than 5% of our revenue, are attributable to payments received from the Medicare and Medicaid programs.

In order to participate in the Medicare program, our short stay surgical facilities must satisfy a set of regulations known as “conditions of participation.” Each facility can meet this requirement through accreditation with the Joint Commission on Accreditation of Healthcare Organizations or other CMS-approved accreditation organizations, or through direct surveys at the direction of CMS. All of our short stay surgical facilities are certified or, with respect to newly acquired or developed facilities, are awaiting certification to participate in the Medicare program. We have established ongoing quality assurance activities to monitor and ensure our facilities’ compliance with these conditions of participation. Any failure by a facility to maintain compliance with these conditions of participation as determined by a survey could result in the loss of the facility’s provider agreement with CMS, which would prohibit reimbursement for services rendered to Medicare or Medicaid beneficiaries until such time as the facility is found to be back in compliance with the conditions of participation. This could have a material adverse affect on the individual facility’s billing and collections.

The Department of Health and Human Services and the states in which we perform surgical procedures for Medicaid patients may revise the Medicare and Medicaid payments methods or rates in the future. Any such changes could have a negative impact on the reimbursements we receive for our surgical services from the Medicare program and the state Medicaid programs. We do not know at this time if any such changes will be made, when any changes will occur, and to what extent revisions to such payment methodologies will be implemented.

As with most government programs, the Medicare and Medicaid programs are subject to statutory and regulatory changes, possible retroactive and prospective rate adjustments, administrative rulings, freezes and funding reductions, all of which may adversely affect the level of payments to our short stay surgical facilities. In late 2005, Congress enacted legislation that limited reimbursement for certain ambulatory surgery center procedures, to the lower of the rate for ambulatory surgery centers or the rate for hospital outpatient departments. CMS implemented this legislative change effective January 1, 2007, resulting in decreased payment for approximately 280 procedures, primarily ophthalmology, dermatology and urology procedures. As part of a Congressional mandate to revise the Medicare payment system for procedures performed in ambulatory surgery centers, CMS, in November 2007, issued a revised payment methodology for services performed in ambulatory surgery centers. The revised system was implemented on January 1, 2008 and is phased in over a four-year period. The revised system expanded the number of procedures that are covered in ambulatory surgery centers and, among other things, set the payment rate at approximately 65% of the payment for procedures that are performed in a hospital outpatient department. Reductions or changes in Medicare or Medicaid funding could significantly affect our results of operations. We cannot predict at this time whether additional healthcare reform initiatives will be implemented or whether there will be other changes in the administration of government healthcare programs or the interpretation of government policies that would adversely affect our business.

Federal Anti-Kickback Law

State and federal laws regulate relationships among providers of healthcare services, including employment or service contracts and investment relationships. These restrictions include a federal criminal law, referred to herein as the anti-kickback statute, that prohibits offering, paying, soliciting or receiving any form of remuneration in return for:

•	referring patients for services or items payable under a federal healthcare program, including Medicare or Medicaid, or

•
purchasing, leasing or ordering, or arranging for or recommending purchasing, leasing or ordering, any good, facility, service or item for which payment may be made in whole or in part by a federal healthcare program.

A violation of the anti-kickback statute constitutes a felony. Potential sanctions include imprisonment of up to five years, criminal fines of up to $25,000, civil money penalties of up to $50,000 per act plus three times the remuneration offered or three times the amount claimed and exclusion from all federally funded healthcare programs. The applicability of these provisions to some forms of business transactions in the healthcare industry has not yet been subject to judicial or regulatory interpretation. Moreover, several federal courts have held that the anti-kickback statute can be violated if only one purpose (not necessarily the primary purpose) of the transaction is to induce or reward a referral of business, notwithstanding other legitimate purposes.

Pursuant to the anti-kickback statute, and in an effort to reduce potential fraud and abuse relating to federal healthcare programs, the federal government has announced a policy of a high level of scrutiny of joint ventures and other transactions among healthcare providers. The Office of the Inspector General of the Department of Health and Human Services closely scrutinizes healthcare joint ventures involving physicians and other referral sources.

The anti-kickback statute contains provisions that insulate certain transactions from liability. In addition, pursuant to the provisions of the anti-kickback statute, the Health and Human Services Office of the Inspector General has also published regulations that exempt additional practices from enforcement under the anti-kickback statute. These statutory exceptions and regulations, known as “safe harbors,” if fully complied with, assure participants in particular types of arrangements that the Office of the Inspector General will not treat their participation in that arrangement as a violation of the anti-kickback statute. The statutory exceptions and safe harbor regulations do not expand the scope of activities that the anti-kickback statute prohibits, nor do they provide that failure to satisfy the terms of a safe harbor constitutes a violation of the anti-kickback statute. The Office of the Inspector General has, however, indicated that failure to satisfy the terms of an exception or a safe harbor may subject an arrangement to increased scrutiny. Therefore, if a transaction or relationship does not fit within an exception or safe harbor, the facts and circumstances as well as intent of the parties related to a specific transaction or relationship must be examined to determine whether or not any illegal conduct has occurred.

Our subsidiaries that are providers of services under the Medicare and Medicaid programs, are subject to the anti-kickback statute.

The Office of the Inspector General has promulgated regulations setting forth certain safe harbors under the anti-kickback statute, including a safe harbor applicable to surgery centers. The surgery center safe harbor generally protects ownership or investment interests in a center by physicians who are in a position to refer patients directly to the center and perform procedures at the center on referred patients, if certain conditions are met. More specifically, the surgery center safe harbor protects any payment that is a return on an ownership or investment interest to an investor if certain standards are met in one of four categories of ambulatory surgery centers (1) surgeon-owned surgery centers, (2) single-specialty surgery centers, (3) multi-specialty surgery centers, and (4) hospital/physician surgery centers.

While several federal court decisions have aggressively applied the restrictions of the anti-kickback statute, they provide little guidance regarding the application of the anti-kickback statute to our partnerships and limited liability companies. We believe that our operations do not violate the anti-kickback statute. However, a federal agency charged with enforcement of the anti-kickback statute might assert a contrary position. Further, new federal laws, or new interpretations of existing laws, might adversely affect relationships we have established with physicians or other healthcare providers or result in the imposition of penalties on us or some of our facilities. Even the assertion of a violation could have a material adverse effect upon us.

Federal Physician Self-Referral Law

Section 1877 of the Social Security Act, commonly known as the “Stark Law,” prohibits any physician from referring patients to any entity for the furnishing of certain “designated health services” otherwise payable by Medicare or Medicaid, if the physician or an immediate family member has a financial relationship such as an ownership interest or compensation arrangement with the entity that furnishes services to Medicare beneficiaries, unless an exception applies. Persons who violate the Stark Law are subject to potential civil money penalties of up to $15,000 for each bill or claim submitted in violation of the Stark Law and up to $100,000 for each “circumvention scheme” they are found to have entered into, and potential exclusion from the Medicare and Medicaid programs. In addition, the Stark Law requires the denial (or, refund, as the case may be) of any Medicare and Medicaid payments received for designated health services that result from a prohibited referral.

The list of designated health services under the Stark Law does not include ambulatory surgery services as such. However, some of the designated health services are among the types of services furnished by our ambulatory surgery centers. The Department of Health and Human Services, acting through the Centers for Medicare and Medicaid Services, has promulgated regulations implementing the Stark Law. These regulations exclude health services provided by an ambulatory surgery center from the definition of “designated health services” if the services are included in the surgery center’s composite Medicare payment rate. Therefore, the Stark Law’s self-referral prohibition generally does not apply to health services provided by an ambulatory surgery center. However, if the ambulatory surgery center is separately billing Medicare for designated health services that are not covered under the ambulatory surgery center’s composite Medicare payment rate, or if either the ambulatory surgery center or an affiliated physician is performing (and billing Medicare) for procedures that involve designated health services that Medicare has not designated as an ambulatory surgery center service, the Stark Law’s self-referral prohibition would apply and such services could implicate the Stark Law. We believe that our operations do not violate the Stark Law, as currently interpreted. However, it is possible that the Centers for Medicare and Medicaid Services will further address the exception relating to services provided by an ambulatory surgery center in the future. Therefore, we cannot assure you that future regulatory changes will not result in our ambulatory surgery centers becoming subject to the Stark Law’s self-referral prohibition.

False and Other Improper Claims

The federal government is authorized to impose criminal, civil and administrative penalties on any person or entity that files a false claim for payment from the Medicare or Medicaid programs. Claims filed with private insurers can also lead to criminal and civil penalties, including, but not limited to, penalties relating to violations of federal mail and wire fraud statutes. While the criminal statutes are generally reserved for instances of fraudulent intent, the government is applying its criminal, civil and administrative penalty statutes in an ever-expanding range of circumstances. For example, the government has taken the position that a pattern of claiming reimbursement for unnecessary services violates these statutes if the claimant merely should have known the services were unnecessary, even if the government cannot demonstrate actual knowledge. The government has also taken the position that claiming payment for low-quality services is a violation of these statutes if the claimant should have known that the care was substandard.

Over the past several years, the government has accused an increasing number of healthcare providers of violating the federal False Claims Act. The False Claims Act prohibits a person from knowingly presenting, or causing to be presented, a false or fraudulent claim to the U.S. government. The statute defines “knowingly” to include not only actual knowledge of a claim’s falsity, but also reckless disregard for or intentional ignorance of the truth or falsity of a claim. Because our facilities perform hundreds of similar procedures a year for which they are paid by Medicare, and there is a relatively long statute of limitations, a billing error or cost reporting error could result in significant penalties. Additionally, anti-Kickback or Stark Law claims can be “bootstrapped” to claims under the False Claims Act on the theory that, when a provider submits a claim to a federal health care program, the claim includes an implicit certification that the provider is in compliance with the Medicare Act, which would require compliance with other laws, including the anti-kickback statute and the Stark Law. As a result of this “bootstrap” theory, the U.S. government can collect additional civil penalties under the False Claims Act for claims that have been “tainted” by the anti-kickback or Stark Law violation.

Under the “qui tam,” or whistleblower, provisions of the False Claims Act, private parties may bring actions on behalf of the federal government. Such private parties, often referred to as relators, are entitled to share in any amounts recovered by the government through trial or settlement. Both direct enforcement activity by the government and whistleblower lawsuits have increased significantly in recent years and have increased the risk that a healthcare company, like us, will have to defend a false claims action, pay fines or be excluded from the Medicare and Medicaid programs as a result of an investigation resulting from a whistleblower case. Although we believe that our operations materially comply with both federal and state laws, they may nevertheless be the subject of a whistleblower lawsuit, or may otherwise be challenged or scrutinized by governmental authorities. A determination that we have violated these laws could have a material adverse effect on us.

Health Information Security and Privacy Practices

The regulations promulgated under the federal Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) contain, among other measures, provisions that require many organizations, including us, to employ systems and procedures designed to protect the privacy and security of each patient’s individual healthcare information. Among the standards that the Department of Health and Human Services has adopted pursuant to HIPAA are standards for the following:

•	electronic transactions and code sets;

•	unique identifiers for providers, employers, health plans and individuals;

•	security and electronic signatures;

•	privacy; and

•	enforcement.

In August 2000, the Department of Health and Human Services finalized the transaction standards, which we comply with. The transaction standards require us to use standard code sets established by the rule when transmitting health information in connection with some transactions, including health claims and health payment and remittance advices.

The Department of Health and Human Services has also published a rule establishing standards for the privacy of individually identifiable health information, which we comply with. These privacy standards apply to all health plans, all healthcare clearinghouses and many healthcare providers, including healthcare providers that transmit health information in an electronic form in connection with certain standard transactions. We are a covered entity under the final rule. The privacy standards protect individually identifiable health information held or disclosed by a covered entity in any form, whether communicated electronically, on paper or orally. These standards not only require our compliance with rules governing the use and disclosure of protected health information, but they also require us to impose those rules, by contract, on any business associate to whom such information is disclosed. A violation of the privacy standards could result in civil money penalties of $100 per incident, up to a maximum of $25,000 per person per year per standard. The final rule also provides for criminal penalties of up to $50,000 and one year in prison for knowingly and improperly obtaining or disclosing protected health information, up to $100,000 and five years in prison for obtaining protected health information under false pretenses, and up to $250,000 and ten years in prison for obtaining or disclosing protected health information with the intent to sell, transfer or use such information for commercial advantage, personal gain or malicious harm.

Finally, the Department of Health and Human Services has also issued a rule establishing, in part, standards for the security of health information by health plans, healthcare clearinghouses and healthcare providers that maintain or transmit any health information in electronic form, regardless of format. We are an affected entity under the rule. These security standards require affected entities to establish and maintain reasonable and appropriate administrative, technical and physical safeguards to ensure integrity, confidentiality and the availability of the information. The security standards were designed to protect the health information against reasonably anticipated threats or hazards to the security or integrity of the information and to protect the information against unauthorized use or disclosure. Although the security standards do not reference or advocate a specific technology, and affected entities have the flexibility to choose their own technical solutions, the security standards required us to implement significant systems and protocols. We also comply with these regulations.

Signed into law on February 17, 2009, the American Recovery and Reinvestment Act of 2009 (“ARRA”) broadened the scope of the HIPAA privacy and security regulations. Among other things, the ARRA extends the application of certain provisions of the security and privacy regulations to business associates (entities that handle identifiable health information on behalf of covered entities) and subjects business associates to civil and criminal penalties for violation of the regulations. Violations of the HIPPA privacy and security regulations may result in civil and criminal penalties, and the ARRA has strengthened the enforcement provisions of HIPAA, which may result in increased enforcement activity. The ARRA increased the amount of civil penalties, with penalties now ranging up to $50,000 per violation for a maximum civil penalty of $1,500,000 in a calendar year for violations of the same requirement. In addition, the ARRA authorized state attorneys general to bring civil actions seeking either injunction or damages in response to violations of HIPAA privacy and security regulations that threaten the privacy of state residents.

In addition to HIPAA, many states have enacted their own security and privacy provisions concerning a patient’s health information. These state privacy provisions will control whenever they provide more stringent privacy protections than HIPAA. Therefore, a health care facility could be required to meet both federal and state privacy provisions if it is located in a state with strict privacy protections.

Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are not currently only aware of any legal proceedings or claims that we believe will not have, individually or in the aggregate, a material adverse affect on our business, financial condition or operating results.

Number of Employees

As of December 31, 2010, First Surgical Texas had 207 employees of which 132 were full-time employees. First Surgical Texas considers the relations with its employees to be good.

Properties

First Surgical Texas maintains a strategy of building desirable, high quality facilities with smaller sized footprints, in order to optimize operational efficiencies, ensure high profitability per square foot, and reduce the risk of underutilization.  The facilities typically have two to five operating rooms and ancillary areas for reception, preparation, recovery, and administration.

First Surgical Texas operates two ambulatory surgery centers (“ASC”) and a general acute care hospital in the Houston area.  First Street Surgical Center (“FSSC”) and First Surgical Woodlands (“FSW”) comprise the two ASC facilities.  First Street Hospital (“FSH”) is the general acute care location.

FSSC is located in Bellaire, Texas.  FSSC is the flagship facility of First Surgical Texas with the first procedures being performed on February 14, 2003.  The FSSC facility contains approximately 12,000 square feet and consists of four operating rooms and 10 pre-op and recovery rooms.  On April 1, 2003, First Street Surgical Center, LP entered into a building lease with Dr. Jacob Varon, a former partner of FSSC, who is also a current shareholder and director of the Company.  The building lease is for an initial term of 10 years from commencement date followed by an option to extend the initial ten year term by two consecutive five year terms.  The lease agreement calls for minimum monthly lease payments of $23,000 per month, subject to escalation to reflect increases in the consumer price index.

FSH is also located in Bellaire, Texas, directly adjacent to FSSC.  FSH is First Surgical Texas’s inaugural general acute care hospital.  The FSH facility contains approximately 17,000 square feet and consists of two operating rooms, five beds and an emergency room.  The FSH facility is staffed by physicians at all times.   On September 17, 2006, First Street Hospital, LP entered into a building lease with Dr. Jacob Varon, a former partner of FSH, who is also a current shareholder and director of the Company.  The building lease is for an initial term of 10 years from commencement date followed by an option to extend the initial ten year term by two consecutive ten year terms. The lease agreement calls for minimum monthly lease payments of $39,400 per month, subject to escalation to reflect increases in the consumer price index.

FSW is located in Woodlands, Texas.  The FSW facility contains approximately 12,000 square feet and consists of five operating rooms and 10 pre-op and recovery rooms.  First Surgical Woodlands, LP entered into a building lease with a non related entity on September 1, 2005 and shall expire on the last day of the 84th full calendar month following the commencement date.  Base rent is as follows:  $28,741 for months one through 24, $29,891 for months 25 through 60, and $30,783 for months 61 through 84.

Environmental Matters

Management is unaware of any environmental matters pending or threatened related to First Surgical Texas or its facilities.

RISK FACTORS

Our business, operations, and financial position are subject to various risks. Some of these risks are described below.  This section does not describe all risks that may be applicable to us, our industry, or our business, and it is intended only as a summary of certain material risk factors.

Competition for staffing, shortages of qualified personnel, and union activity may increase our labor costs and reduce profitability.

Our operations are dependent on the efforts, abilities, and experience of our management and medical support personnel, such as physical therapists, nurses, and other healthcare professionals. We compete with other healthcare providers in recruiting and retaining qualified management and support personnel responsible for the daily operations of each of our hospitals. In some markets, the lack of availability of physical therapists, nurses, and other medical support personnel has become a significant operating issue to healthcare providers. This shortage may require us to continue to enhance wages and benefits to recruit and retain qualified personnel or to hire more expensive temporary personnel. We also depend on the available labor pool of semi-skilled and unskilled employees in each of the markets in which we operate.

If our labor costs increase, we may not be able to raise rates to offset these increased costs. Because a significant percentage of our revenues consist of fixed, prospective payments, our ability to pass along increased labor costs is limited. Union activity is another factor that contributes to increased labor costs. Various federal legislative proposals, including the proposed Employee Free Choice Act or “card check” bill, would likely result in increased union activity in general. We cannot, however, predict the form or effect of final legislation, if any, that might promote union activity. Our failure to recruit and retain qualified management, physical therapists, nurses, and other medical support personnel, or to control our labor costs, could have a material adverse effect on our business, financial position, results of operations, and cash flows.

If we fail to comply with the extensive laws and government regulations applicable to healthcare providers, we could suffer penalties or be required to make significant changes to our operations.

As a healthcare provider, we are required to comply with extensive and complex laws and regulations at the federal, state, and local government levels. These laws and regulations relate to, among other things:

•	licensure, certification, and accreditation,

•	coding and billing for services,

•	requirements of the 60% compliance threshold under the 2007 Medicare Act,

•	relationships with physicians and other referral sources, including physician self-referral and anti-kickback laws,

•	quality of medical care,

•	use and maintenance of medical supplies and equipment,

•	maintenance and security of medical records,

•	acquisition and dispensing of pharmaceuticals and controlled substances, and

•	disposal of medical and hazardous waste.

In the future, changes in these laws and regulations could subject our current or past practices to allegations of impropriety or illegality or could require us to make changes in our investment structure, hospitals, equipment, personnel, services, capital expenditure programs, operating procedures, and contractual arrangements.

Although we have invested substantial time, effort, and expense in implementing internal controls and procedures designed to ensure regulatory compliance, if we fail to comply with applicable laws and regulations, we could be subjected to liabilities, including (1) criminal penalties, (2) civil penalties, including monetary penalties and the loss of our licenses to operate one or more of our hospitals, and (3) exclusion or suspension of one or more of our hospitals from participation in the Medicare, Medicaid, and other federal and state healthcare programs. Substantial damages and other remedies assessed against us could have a material adverse effect on our business, financial position, results of operations, and cash flows.

Future acquisitions may use significant resources, may be unsuccessful and could expose us to unforeseen liabilities.

As part of our growth strategy, we intend to pursue acquisitions of outpatient physical and occupational therapy clinics. Acquisitions may involve significant cash expenditures, potential debt incurrence and operational losses, dilutive issuances of equity securities and expenses that could have an adverse effect on our financial condition and results of operations. Acquisitions involve numerous risks, including:

•	the difficulty and expense of integrating acquired personnel into our business;

•	the diversion of management’s time from existing operations;

•	the potential loss of key employees of acquired companies;

•	the difficulty of assignment and/or procurement of managed care contractual arrangements; and

•	the assumption of the liabilities and exposure to unforeseen liabilities of acquired companies, including liabilities for failure to comply with healthcare regulations.

We may not be successful in obtaining financing for acquisitions at a reasonable cost, or such financing may contain restrictive covenants that limit our operating flexibility. We also may be unable to acquire outpatient physical and occupational therapy clinics or successfully operate such clinics following the acquisition.

We depend on payments from third party payors, including government healthcare programs. If these payments are reduced, our revenue will decrease.

We are dependent upon private and governmental third party sources of payment for the services provided to patients in our surgery centers and surgical hospital. The amount of payment a surgical facility receives for its services may be adversely affected by market and cost factors as well as other factors over which we have no control, including Medicare and Medicaid regulations and the cost containment and utilization decisions of third party payors.

If we are unable to acquire and develop additional surgical facilities on favorable terms, are not successful in integrating operations of acquired surgical facilities, or are unable to manage growth, we may be unable to execute our acquisition and development strategy, which could limit our future growth.

Our strategy is to increase our revenues and earnings by acquiring and developing additional surgical facilities, primarily in collaboration with our hospital partners. Our efforts to execute our acquisition and development strategy may be affected by our ability to identify suitable candidates and negotiate and close acquisition and development transactions. We are currently evaluating potential acquisitions and development projects and expect to continue to evaluate acquisitions and development projects in the foreseeable future. The surgical facilities we develop typically incur losses in their early months of operation (more so in the case of surgical hospitals) and, until their case loads grow, they generally experience lower total revenues and operating margins than established surgical facilities, and we expect this trend to continue. We may not be successful in acquiring surgical facilities, developing surgical facilities or achieving satisfactory operating results at acquired or newly developed facilities. Further, the companies or assets we acquire in the future may not ultimately produce returns that justify our related investment. If we are not able to execute our acquisition and development strategy, our ability to increase revenues and earnings through future growth would be impaired.

If we are not successful in integrating newly acquired surgical facilities, we may not realize the potential benefits of such acquisitions. Likewise, if we are not able to integrate acquired facilities’ operations and personnel with ours in a timely and efficient manner, then the potential benefits of the transaction may not be realized. Further, any delays or unexpected costs incurred in connection with integration could have a material adverse effect on our operations and earnings. In particular, if we experience the loss of key personnel or if the effort devoted to the integration of acquired facilities diverts significant management or other resources from other operational activities, our operations could be impaired.

If we incur material liabilities as a result of acquiring surgical facilities, our operating results could be adversely affected.

Although we conduct extensive due diligence prior to the acquisition of surgical facilities and seek indemnification from prospective sellers covering unknown or contingent liabilities, we may acquire surgical facilities that have material liabilities for failure to comply with healthcare laws and regulations or other past activities. Although we maintain professional and general liability insurance, we do not currently maintain insurance specifically covering any unknown or contingent liabilities that may have occurred prior to the acquisition of surgical facilities. If we incur these liabilities and are not indemnified or insured for them, our operating results and financial condition could be adversely affected.

We depend on our relationships with the physicians who use our facilities. Our ability to provide medical services at our facilities would be impaired and our revenues reduced if we are not able to maintain these relationships.

Our business depends upon the efforts and success of the physicians who provide medical and surgical services at our facilities and the strength of our relationships with these physicians. Our revenues would be reduced if we lost our relationship with one or more key physicians or group of physicians or such physicians or groups reduce their use of our facilities. In addition, any failure of these physicians to maintain the quality of medical care provided or to otherwise adhere to professional guidelines at our surgical facilities or any damage to the reputation of a key physician or group of physicians could damage our reputation, subject us to liability and significantly reduce our revenues.

Our surgical facilities face competition for patients from other health care providers.

The health care business is highly competitive, and competition among hospitals and other health care providers for patients has intensified in recent years. Generally, other facilities in the local communities served by our facilities provide services similar to those offered by our surgery centers and surgical hospitals. In addition, the number of freestanding surgical hospitals and surgery centers in Texas has increased significantly. As a result, most of our surgery centers and surgical hospitals operate in a highly competitive environment. Some of the hospitals that compete with our facilities are owned by governmental agencies or not-for-profit corporations supported by endowments, charitable contributions and/or tax revenues and can finance capital expenditures and operations on a tax-exempt basis. Our surgery centers and surgical hospital are facing increasing competition from unaffiliated physician-owned surgery centers and surgical hospitals for market share in high margin services and for quality physicians and personnel. If our competitors are better able to attract patients, recruit physicians, expand services or obtain favorable managed care contracts at their facilities than our surgery centers and surgical hospitals, we may experience an overall decline in patient volume.

Current economic conditions may adversely affect our financial condition and results of operations.

The current economic conditions will likely have an impact on our business. We regularly monitor quantitative as well as qualitative measures to identify changes in our business in order to react accordingly. Although we have not seen any significant trends as it relates to our case volume through December 2010, there can be no assurance that we will not be negatively impacted. The most likely impact on us will be lower case volumes as elective procedures may be deferred or cancelled, which could have an adverse effect on our financial condition and results of operations.

Our revenues may be reduced by changes in payment methods or rates under the Medicare or Medicaid programs.

The Department of Health and Human Services and the states in which we perform surgical procedures for Medicaid patients may revise the Medicare and Medicaid payment methods or rates in the future. Any such changes could have a negative impact on the reimbursements we receive for our surgical services from the Medicare program and the state Medicaid programs. Notably, as part of a Congressional mandate to revise the Medicare payment system for procedures performed in ambulatory surgery centers, the Center for Medicare and Medicaid Services published proposed rules revising the payment system for ambulatory surgery centers in August 2006. The final rule expanded the number of procedures that are covered in ambulatory surgery centers and, among other things, set the payment rate at approximately 65% of the payment for the same procedure when performed in a hospital outpatient department. The final rule will be phased in over a four-year period which began in 2008.

Efforts to regulate the construction, acquisition or expansion of healthcare facilities could prevent us from acquiring additional surgical facilities, renovating our existing facilities or expanding the breadth of services we offer.

In several states, you must obtain prior approval for the construction, acquisition or expansion of healthcare facilities or expansion of the services they offer. When considering whether to approve such projects, these states take into account the need for additional or expanded healthcare facilities or services. Although we have not previously been required to obtain a certificate in the State of Texas, we may not be able to obtain the certificates of need or other required approvals for additional or expanded facilities or services in the future. In addition, at the time we acquire a facility, we may agree to replace or expand the acquired facility. If we are unable to obtain the required approvals, we may not be able to acquire additional surgery centers or surgical hospitals, expand the healthcare services provided at these facilities or replace or expand acquired facilities.

Failure to comply with federal and state statutes and regulations relating to patient privacy and electronic data security could negatively impact our financial results.

There are currently numerous federal and state statutes and regulations that address patient privacy concerns and federal standards that address the maintenance of the security of electronically maintained or transmitted electronic health information and the format of transmission of such information in common health care financing information exchanges. These provisions are intended to enhance patient privacy and the effectiveness and efficiency of healthcare claims and payment transactions. In particular, the Administrative Simplification Provisions of the Health Insurance Portability and Accountability Act of 1996 required us to implement new systems and to adopt business procedures for transmitting health care information and for protecting the privacy and security of individually identifiable information.

We believe that we are in material compliance with existing state and federal regulations relating to patient privacy, security and with respect to the format for electronic health care transactions. However, if we fail to comply with the federal privacy, security and transactions and code sets regulations, we could incur significant civil and criminal penalties. Failure to comply with state laws related to privacy could, in some cases, also result in civil fines and criminal penalties.

If we fail to comply with applicable laws and regulations, we could suffer penalties or be required to make significant changes to our operations.

We are subject to many laws and regulations at the federal, state and local government levels in the jurisdictions in which we operate. These laws and regulations require that our healthcare facilities meet various licensing, certification and other requirements, including those relating to:

•	physician ownership;

•	the adequacy of medical care, equipment, personnel, operating policies and procedures;

•	building codes;

•	licensure, certification and accreditation;

•	billing for services;

•	handling of medication;

•	maintenance and protection of records; and

•	environmental protection.

We believe that we are in material compliance with applicable laws and regulations. However, if we fail or have failed to comply with applicable laws and regulations, we could suffer civil or criminal penalties, including the loss of our licenses to operate and our ability to participate in Medicare, Medicaid and other government sponsored healthcare programs. A number of initiatives have been proposed during the past several years to reform various aspects of the healthcare system. In the future, different interpretations or enforcement of existing or new laws and regulations could subject our current practices to allegations of impropriety or illegality, or could require us to make changes in our facilities, equipment, personnel, services, capital expenditure programs and operating expenses. Current or future legislative initiatives or government regulation may have a material adverse effect on our operations or reduce the demand for our services.

In pursuing our growth strategy, we may expand our presence into new geographic markets. In entering a new geographic market, we will be required to comply with laws and regulations of jurisdictions that may differ from those applicable to our current operations. If we are unable to comply with these legal requirements in a cost-effective manner, we may be unable to enter new geographic markets.

If a federal or state agency asserts a different position or enacts new laws or regulations regarding illegal remuneration under the Medicare or Medicaid programs, we may be subject to civil and criminal penalties, experience a significant reduction in our revenues or be excluded from participation in the Medicare and Medicaid programs.

The federal anti-kickback statute prohibits the offer, payment, solicitation or receipt of any form of remuneration in return for referrals for items or services payable by Medicare, Medicaid, or any other federally funded healthcare program. Additionally, the anti-kickback statute prohibits any form of remuneration in return for purchasing, leasing or ordering, or arranging for or recommending the purchasing, leasing or ordering of items or services payable by Medicare, Medicaid or any other federally funded healthcare program. The anti-kickback statute is very broad in scope and many of its provisions have not been uniformly or definitively interpreted by existing case law or regulations. Moreover, several federal courts have held that the anti-kickback statute can be violated if only one purpose (not necessarily the primary purpose) of a transaction is to induce or reward a referral of business, notwithstanding other legitimate purposes. Violations of the anti-kickback statute may result in substantial civil or criminal penalties, including up to five years imprisonment and criminal fines of up to $25,000 and civil penalties of up to $50,000 for each violation, plus three times the remuneration involved or the amount claimed and exclusion from participation in all federally funded healthcare programs. An exclusion, if applied to our surgery centers or surgical hospitals, could result in significant reductions in our revenues, which could have a material adverse effect on our business.

Although we believe that our business arrangements do not violate the anti-kickback statute, a government agency or a private party may assert a contrary position. Additionally, new domestic federal or state laws may be enacted that would cause our relationships with the physician investors to become illegal or result in the imposition of penalties against us or our facilities. If any of our business arrangements with physician investors were deemed to violate the anti-kickback statute or similar laws, or if new domestic federal or state laws were enacted rendering these arrangements illegal, our business could be adversely affected.

Also, most of the states in which we operate have adopted anti-kickback laws, many of which apply more broadly to all third-party payors, not just to federal or state healthcare programs. Many of the state laws do not have regulatory safe harbors comparable to the federal provisions and have only rarely been interpreted by the courts or other governmental agencies. We believe that our business arrangements do not violate these state laws. Nonetheless, if our arrangements were found to violate any of these anti-kickback laws, we could be subject to significant civil and criminal penalties that could adversely affect our business.

If physician self-referral laws are interpreted differently or if other legislative restrictions are issued, we could incur significant sanctions and loss of reimbursement revenues.

The U.S. federal physician self-referral law, commonly referred to as the Stark law, prohibits a physician from making a referral for a “designated health service” to an entity to furnish an item or service payable under Medicare if the physician or a member of the physician’s immediate family has a financial relationship with the entity such as an ownership interest or compensation arrangement, unless an exception applies. The list of designated health services under the Stark law does not include ambulatory surgery services as such. However, some of the designated health services are among the types of services furnished by our facilities.

The Department of Health and Human Services, acting through the Centers for Medicare and Medicaid Services, has promulgated regulations implementing the Stark law. These regulations exclude health services provided by an ambulatory surgery center from the definition of “designated health services” if the services are included in the facility’s composite Medicare payment rate. Therefore, the Stark law’s self-referral prohibition generally does not apply to health services provided by a surgery center. However, if the surgery center is separately billing Medicare for designated health services that are not covered under the surgery center’s composite Medicare payment rate, or if either the surgery center or an affiliated physician is performing (and billing Medicare) for procedures that involve designated health services that Medicare has not designated as an ambulatory surgery center service, the Stark law’s self-referral prohibition would apply and such services could implicate the Stark law. We believe that our operations do not violate the Stark Law, as currently interpreted.

Companies within the healthcare industry continue to be the subject of federal and state audits and investigations, which increases the risk that we may become subject to investigations in the future.

Both federal and state government agencies, as well as private payors, have heightened and coordinated audits and administrative, civil and criminal enforcement efforts as part of numerous ongoing investigations of healthcare organizations. These investigations relate to a wide variety of topics, including the following:

•	cost reporting and billing practices;

•	quality of care;

•	financial reporting;

•	financial relationships with referral sources; and

•	medical necessity of services provided.

In addition, the Office of the Inspector General of the Department of Health and Human Services and the Department of Justice have, from time to time, undertaken national enforcement initiatives that focus on specific billing practices or other suspected areas of abuse. Moreover, another trend impacting healthcare providers is the increased use of the federal False Claims Act, particularly by individuals who bring actions under that law. Such “qui tam” or “whistleblower” actions allow private individuals to bring actions on behalf of the government alleging that a healthcare provider has defrauded the federal government. If the government intervenes and prevails in the action, the defendant may be required to pay three times the actual damages sustained by the government, plus mandatory civil monetary penalties of between $5,500 and $11,000 for each false claim submitted to the government. As part of the resolution of a qui tam case, the party filing the initial complaint may share in a portion of any settlement or judgment. If the government does not intervene in the action, the qui tam plaintiff may pursue the action independently. Additionally, some states have adopted similar whistleblower and false claims provisions. Although companies in the healthcare industry have been, and may continue to be, subject to qui tam actions, we are unable to predict the impact of such actions on our business, financial position or results of operations.

If we become subject to significant legal actions, we could be subject to substantial uninsured liabilities.

In recent years, physicians, surgery centers, hospitals and other healthcare providers have become subject to an increasing number of legal actions alleging malpractice or related legal theories. Many of these actions involve large monetary claims and significant defense costs. We do not employ any of the physicians who conduct surgical procedures at our facilities and the governing documents of each of our facilities require physicians who conduct surgical procedures at our facilities to maintain stated amounts of insurance. Additionally, to protect us from the cost of these claims, we maintain (through a captive insurance company) professional malpractice liability insurance and general liability insurance coverage in amounts and with deductibles that we believe to be appropriate for our operations. If we become subject to claims, however, our insurance coverage may not cover all claims against us or continue to be available at adequate levels of insurance. If one or more successful claims against us were not covered by or exceeded the coverage of our insurance, we could be adversely affected.

If we are unable to effectively compete for physicians, strategic relationships, acquisitions and managed care contracts, our business could be adversely affected.

The healthcare business is highly competitive. We compete with other healthcare providers, primarily other surgery centers and hospitals, in recruiting physicians and contracting with managed care payors. There are major unaffiliated hospitals in each market in which we operate. These hospitals have established relationships with physicians and payors. In addition, other companies either are currently in the same or similar business of developing, acquiring and operating surgery centers and surgical hospitals or may decide to enter our business. Many of these companies have greater financial, research, marketing and staff resources than we do. We may also compete with some of these companies for entry into strategic relationships with not-for-profit healthcare systems and healthcare professionals. If we are unable to compete effectively with any of these entities, we may be unable to implement our business strategies successfully and our business could be adversely affected.

Because our senior management has been key to our growth and success, we may be adversely affected if we lose any member of our senior management.

We are highly dependent on our senior management, including Dr. Jacob Varon, who is our chairman, and Tony Rotondo, who is our chief executive officer. We presently do not have employment agreements with Dr. Varon or Mr. Rotondo and we do not maintain “key man” life insurance policies on any of our officers. Because our senior management has contributed greatly to our growth since inception, the loss of key management personnel or our inability to attract, retain and motivate sufficient numbers of qualified management or other personnel could have a material adverse effect on us.

The growth of patient receivables and deterioration in the collectability of these accounts could adversely affect our results of operations.

The primary collection risks of our accounts receivable relate to patient receivables for which the primary insurance carrier has paid the amounts covered by the applicable agreement but patient responsibility amounts (deductibles and copayments) remain outstanding. The allowance for doubtful accounts relates primarily to amounts due directly from patients.

We provide for bad debts principally based upon the aging of accounts receivable and use specific identification to write-off amounts against our allowance for doubtful accounts, without differentiation between payor sources. Our doubtful account allowance at December 31, 2009, represented approximately 41.4% of our gross accounts receivable balance. Due to the difficulty in assessing future trends, we could be required to increase our provisions for doubtful accounts. A deterioration in the collectability of these accounts could adversely affect our collection of accounts receivable, cash flows and results of operations.

A small number of existing shareholders own a significant amount of our Common Stock, which could limit your ability to influence the outcome of any shareholder vote.

Our executive officers, directors and shareholders holding in excess of 5% of our issued and outstanding shares, beneficially own over 43% of our Common Stock. Under our Articles of Incorporation and Delaware law, the vote of a majority of the shares outstanding is generally required to approve most shareholder action.  As a result, these individuals will be able to significantly influence the outcome of shareholder votes for the foreseeable future, including votes concerning the election of directors, amendments to our Articles of Incorporation or proposed mergers or other significant corporate transactions.

Our stock price and trading volume may be volatile, which could result in substantial losses for our stockholders.

The equity trading markets may experience periods of volatility, which could result in highly variable and unpredictable pricing of equity securities. The market price of our common stock could change in ways that may or may not be related to our business, our industry or our operating performance and financial condition. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. We have experienced significant volatility in the price of our stock over the past few years. We cannot assure you that the market price of our common stock will not fluctuate or decline significantly in the future. In addition, the stock markets in general can experience considerable price and volume fluctuations.

We have not voluntary implemented various corporate governance measures, in the absence of which, shareholders may have more limited protections against interested director transactions, conflict of interest and similar matters.

Recent Federal legislation, including the Sarbanes-Oxley Act of 2002, has resulted in the adoption of various corporate governance measures designed to promote the integrity of the corporate management and the securities markets. Some of these measures have been adopted in response to legal requirements. Others have been adopted by companies in response to the requirements of national securities exchanges, such as the NYSE or the NASDAQ Stock Market, on which their securities are listed. Among the corporate governance measures that are required under the rules of national securities exchanges are those that address board of directors' independence, audit committee oversight, and the adoption of a code of ethics. While we intend to adopt certain corporate governance measures such as a code of ethics and established an audit committee, Nominating and Corporate Governance Committee, and Compensation Committee of our board of directors, we presently do not have any independent directors. We intend to expand our board membership in future periods to include independent directors. It is possible that if we were to have independent directors on our board, stockholders would benefit from somewhat greater assurances that internal corporate decisions were being made by disinterested directors and that policies had been implemented to define responsible conduct. For example, in the absence of audit, nominating and compensation committees comprised of at least a majority of independent directors, decisions concerning matters such as compensation packages to our senior officers and recommendations for director nominees may be made by our sole director who has an interest in the outcome of the matters being decided. Prospective investors should bear in mind our current lack of both corporate governance measures and independent directors in formulating their investment decisions.

If a public market for our common stock develops, trading will be limited under the SEC’s penny stock regulations, which will adversely affect the liquidity of our common stock.

The trading price of our common stock is less than $5.00 per share and, as a result, our common stock is considered a "penny stock," and trading in our common stock would be subject to the requirements of Rule 15g-9 under the Exchange Act. Under this rule, broker/dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements. Generally, the broker/dealer must make an individualized written suitability determination for the purchaser and receive the purchaser's written consent prior to the transaction.

SEC regulations also require additional disclosure in connection with any trades involving a "penny stock," including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and its associated risks. These requirements severely limit the liquidity of securities in the secondary market because few broker or dealers are likely to undertake these compliance activities. In addition to the applicability of the penny stock rules, other risks associated with trading in penny stocks could also be price fluctuations and the lack of a liquid market. An active and liquid market in our common stock may never develop due to these factors.

MANAGEMENT’S DISCUSSION AND ANALYSIS

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion highlights the principal factors that have affected our financial condition and results of operations as well as our liquidity and capital resources for the periods described.  This discussion should be read in conjunction with our audited Consolidated Financial Statements as of and for the two years ended December 31, 2009 and 2008, and the related notes thereto, and our unaudited Consolidated Financial Statements as of September 30, 2010, and for the three and nine months ended September 30, 2010 and 2009, and the related notes thereto, all included in Item 9.01 of this Form 8-K. This discussion contains forward-looking statements.  Please see the explanatory note concerning “Forward-Looking Statements” preceding Part 1.01 of this Form 8-K and our Risk Factors, found in Item 2.01, for a discussion of the uncertainties, risks and assumptions associated with these forward-looking statements.  The operating results for the periods presented were not significantly affected by inflation.

OVERVIEW

First Surgical Texas, Inc., including its subsidiaries, is an owner and operator of two ambulatory surgery centers (“ASC”), First Street Surgical Center, L.P., and First Surgical Woodlands, L.P., and a general acute care hospital, First Street Hospital, L.P., all located in the greater Houston, Texas metro area.  Procedures performed include non life-threatening surgeries, such as bariatrics, reconstructive and cosmetic plastics, orthopedics, pain management, neurosurgery and podiatry, which are often completed on an outpatient or short stay basis.

First Surgical Texas, Inc. (“the Company” or “We”), formerly, First Street Surgical Center, L.P., First Surgical Woodlands, L.P., and First Street Hospital, L.P acquired effective December 1, 2010 all of the outstanding capital stock of Piper Acquisition III, Inc. ("Piper") in exchange for the issuance of 36,000,002 shares of our common stock to the Piper Shareholders. Such shares are restricted in accordance with Rule 144 of the 1933 Securities Act. Based upon same, Piper became our wholly-owned subsidiary.

The exchange of shares with Piper has been accounted for as a reverse acquisition under the purchase method of accounting since the stockholders of Piper obtained control of the consolidated entity. Accordingly, the merger of the two companies has been recorded as a recapitalization of Piper, with First Surgical Texas, Inc. being treated as the continuing entity. The historical financial statements presented are those of the Company. The continuing company has retained December 31 as its fiscal year end. The financial statements of the legal acquirer are not significant; therefore, no pro forma financial information is submitted.

We have over 30 affiliated physicians who provide medical care and surgical services to our patients.  In addition, there are an additional 60 non-affiliated physicians that use our locations for surgical procedures, many with great frequency.  Surgeons choose to perform surgeries at First Surgical because of (1) the input and control they have over the facilities’ operations, (2) the quality of the facilities, (3) the well trained staff, (4) the reputations of the other surgeons using the facilities, and (5) the well respected, financially disciplined management team.  Since our formation in 2002, we have partnered with the best surgeons in their specialties covering the greater Houston area.  Since inception, these physicians have performed nearly 33,000 procedures and the number of procedures performed each year continues to grow.

During 2009, given increasing demand for services requiring overnight stays, we determined that we needed to expand our general acute care hospital from five beds to 19 beds and adding two additional operating rooms.  We commenced construction on this expansion in early 2010 and expect to complete the project during December 2010.

Payor Mix

We bill payors for professional services provided by our affiliated and non-affiliated physicians to our patients based upon rates for specific services provided. Our billed charges are substantially the same for all parties regardless of the party responsible for paying the bill for our services.  We determine our net patient service revenue based upon the difference between our gross fees for services and our estimated ultimate collections from payors.  Net patient service revenue differs from gross fees due to (i) managed care payments at contracted rates, (ii) government-sponsored healthcare program reimbursements at government-established rates, (iii) various reimbursement plans and negotiated reimbursements from other third-parties, and (iv) discounted and uncollectible accounts of private-pay patients.

Our payor mix is composed of contracted managed care, government, principally Medicare, other third-parties and private-pay patients.

The following is a summary of our payor mix, expressed as a percentage of net patient service revenue, exclusive of administrative fees, for the periods indicated:

	For the Year Ended December 31,
	2009	2008

Medicare	4.14%	5.04%
Workers’ Compensation	3.80%	3.85%
Commercial Carriers	83.85%	83.20%
Others (self pays, hardships, etc)	8.21%	7.91%
	100.00%	100.00%

The payor mix shown in the table above is not necessarily representative of the amount of services provided to patients covered under these plans.  For example, the gross amount billed to patients covered under government programs for the years ended December 31, 2009 and 2008 represented approximately 7% and 9%, respectively, of our total gross patient service revenue.  In addition, gross billings under commercial carriers for the years ended December 31, 2009 and 2008 were 25% and 29% respectively.

Application of Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires estimates and assumptions that affect the reporting of assets, liabilities, revenue and expenses, and the disclosure of contingent assets and liabilities.  Note 2 to our audited Consolidated Financial Statements as of and for the two years ended December 31, 2009 and 2008, provides a summary of our significant accounting policies, which are all in accordance with generally accepted accounting principles in the United States.  Certain of our accounting policies are critical to understanding our Consolidated Financial Statements because their application requires management to make assumptions about future results and depends to a large extent on management’s judgment, because past results have fluctuated and are expected to continue to do so in the future.  We believe that the application of the accounting policies described in the following paragraphs is highly dependent on critical estimates and assumptions that are inherently uncertain and highly susceptible to change.  For all of these policies, we caution that future events rarely develop exactly as estimated, and the best estimates routinely require adjustment.  On an ongoing basis, we evaluate our estimates and assumptions, including those discussed below.

Use of Estimates and Assumptions

Future events and their effects cannot be predicted with certainty; accordingly the preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period.  The accounting estimates used in the preparation of our consolidated financial statements will change as new events occur, as more experience is acquired , as additional information is obtained, and as our operating environment changes.  Significant estimates and assumptions are used for, but not limited to: (1) allowance for contractual revenue adjustments; (2) allowance for doubtful accounts; (3) depreciable lives of assets; (4) economic lives and fair values of leased assets; (5) uncertain tax positions; and (6) contingency and litigation reserves.  The Company bases its estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about carrying values of assets and liabilities that are not readily apparent from other sources.  The Company evaluates its estimates and assumptions on a regular basis and may employ outside experts to assist in our evaluation, as considered necessary.  Actual results may differ from these estimates and assumptions used in preparation of its financial statements and changes in these estimates are recorded when known.

Revenue Recognition

Revenues consist primarily of net patient service revenues that are recorded based upon established billing rates less allowances for contractual adjustments.  Revenues are recorded during the period the healthcare services are provided, based upon the estimated amounts due from the patients and third-party payors, including federal and state agencies (under the Medicare and Medicaid programs), managed care health plans, commercial insurance companies, and employers.  Estimates of contractual allowances under third-party payor arrangements are based upon the payment terms specified in the related contractual agreements.  Third-party payor contractual payment terms are generally based upon predetermined rates per diagnosis, per diem rates, or discounted fee-for-service rates.

Laws and regulations governing the Medicare and Medicaid programs are complex, subject to interpretation, and are routinely modified for provider reimbursement.  All healthcare providers participating in the Medicare and Medicaid programs are required to meet certain financial reporting requirements. Federal regulations require submission of annual cost reports covering medical costs and expenses associated with the services provided by each hospital to program beneficiaries.  Annual cost reports required under the Medicare and Medicaid programs are subject to routine audits, which may result in adjustments to the amounts ultimately determined to be due to the Company under these reimbursement programs.  These audits often require several years to reach the final determination of amounts earned under the programs.  As a result, there is at least a reasonable possibility that recorded estimates will change by a material amount in the near term.

We provide care to patients who are financially unable to pay for the healthcare services they receive, and because we do not pursue collection of amounts determined to qualify as charity care, such amounts are not recorded as revenues.

Allowance for Contractual Adjustments and Uncollectibles

A reserve has been established to reduce gross billings by contractual write-offs and by allowances for doubtful accounts.  Contractual write-offs are determined by applying a contracted percentage to accounts receivable at the end of each period.   The allowance for doubtful accounts has been determined using the allowance method.  The Company routinely assesses the recoverability of all material receivables to determine their collectability.  The Company accrues a reserve on a receivable when, based on the judgment of management, it is probable that a receivable will not be collected and the amount of any reserve may be reasonably estimated.  This reserve is based upon factors surrounding the credit risk of specific patients, historical trends, and other information.  Generally, the Company does not require collateral or other security to support patient receivables.  The Company’s ability to collect amounts due from patients is affected by economic fluctuations in the industry and region.

Income Taxes

We provide for income taxes using the asset and liability method. This approach recognizes the amount of federal, state, and local taxes payable or refundable for the current year, as well as deferred tax assets and liabilities for the future tax consequence of events recognized in the consolidated financial statements and income tax returns.  Deferred income tax assets and liabilities are adjusted to recognize the effects of changes in tax laws or enacted tax rates.  A valuation allowance is required when it is more likely than not that some portion of the deferred tax assets will not be realized.  Realization is dependent on generating sufficient future taxable income.  We evaluate our tax positions and establish assets and liabilities in accordance with the applicable accounting guidance on uncertainty in income taxes.  We review these tax uncertainties in light of changing facts and circumstances, such as the progress of tax audits, and adjust them accordingly.  The Company and its corporate subsidiaries file a consolidated federal income tax return.  Some subsidiaries consolidated for financial reporting purposes are not part of the consolidated group for federal income tax purposes and file separate federal income tax returns.  State income tax returns are filed on a separate, combined, or consolidated basis in accordance with relevant state laws and regulations.  Partnerships, limited liability partnerships, limited liability companies, and other pass-through entities that we consolidate or account for using the equity method of accounting file separate federal and state income tax returns.  We include the allocable portion of each pass-through entity’s income or loss in our federal income tax return.  We allocate the remaining income or loss of each pass-through entity to the other partners or members who are responsible for their portion of the taxes.

Other Matters

Other significant accounting policies, not involving the same level of measurement uncertainties as those discussed above, are nevertheless important to an understanding of our Consolidated Financial Statements.  All of our significant accounting policies are further described in Note 2 to our audited Consolidated Financial Statements as of and for the two years ended December 31, 2009 and 2008, in this Form 8-K.  The policies described in Note 2 often require difficult judgments on complex matters that are often subject to multiple sources of authoritative guidance and are frequently reexamined by accounting standards setters and regulators.

RESULTS OF OPERATIONS

The following table sets forth, for the periods indicated, certain information related to our operations expressed as a percentage of our net patient service revenue (patient billings net of contractual adjustments):

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Net Revenue	100.0%	100.0%	100.0%	100.0%
Operating Expenses
Salaries and Benefits	29.4%	36.0%	23.6%	25.4%
Medical Supplies	18.8%	25.4%	17.5%	19.2%
Management Fees	17.1%	22.3%	14.5%	16.3%
Rent	5.2%	5.3%	4.0%	4.6%
Depreciation and Amortization	3.4%	2.9%	2.9%	3.1%
Other Operating Expenses	13.2%	14.6%	14.1%	12.2%
Total Operating Expenses	87.1%	106.6%	76.6%	80.7%
Other Income and Expenses
Interest Income	0.0%	0.0%	0.0%	0.0%
Interest Expense	(2.2)%	(3.3)%	(1.9)%	(2.5)%
Total Other Income and Expenses	(2.2)%	(3.3)%	(1.9)%	(2.5)%
Income Before Income Taxes	10.7%	(9.9)%	21.6%	16.8%
Income Taxes	0.0%	0.0%	0.0%	0.0%
Net Income	10.7%	(9.9)%	21.6%	16.8%

Three Months Ended September 30, 2010, as Compared to Three Months Ended September 30, 2009

Our net revenue increased $2,239,320 or 30.4%, to $9,610,214 for the three months ended September 30, 2010, as compared to $7,370,894 for 2009.  On a gross basis, before our allowance for contractual adjustments and uncollectibles, our revenue increased $2,864,967, or 9.7%, to $32,428,063 for the three months ended September 30, 2010, as compared to $29,563,096 for 2009.  The increases in gross and net revenues are primarily related to a 34.7% increase in hospital cases during the three months ended September 30, 2010, as compared to 2009.  This increase was partially offset by a 2.7% decrease in surgical cases during this same time period.  Our allowance for contractual adjustments and uncollectibles increased $625,647, or 2.8%, to $22,817,849 for the three months ended September 30, 2010, as compared to $22,192,202 for 2009

Salaries and benefits increased $171,725, or 6.5%, to $2,828,906 for the three months ended September 30, 2010, as compared to $2,657,181 for 2009.  This increase was primarily attributable to: (i) the aforementioned higher case volume; (ii) the need for new hospital clinical and administrative staffing to assist in accommodating the hospital expansion of two additional operating rooms and 14 additional beds set to open December 2010; (iii) need to hire additional support staff for the accounting department, and (iv) increased premium expense for the Company’s employee health insurance.

Medical supplies decreased $64,824, or 3.5%, to $1,807,499 for the three months ended September 30, 2010, as compared to $1,872,323 for 2009.  This decrease was attributable to having enough supplies on hand that carried over from the previous quarter in 2010 to reduce the need for supply orders.

During the three months ended September 30, 2010 and 2009, both First Street Hospital, L.P. and First Surgical Woodlands, L.P. held management agreements with First Surgical Partners, LLC (the former General Partner of the Company’s limited partnerships and the owners of which are shareholders of the Company) where we retained the services of First Surgical Partners, LLC to assist us in managing and conducting day-to-day business and services.    Each agreement calls for the payment by the partnerships to First Surgical Partners, LLC a monthly fee equal to 5% of the net monthly collected revenues from the partnership’s cash collections.  These fees decreased $1,034, or 0.1%, to $1,641,542 for the three months ended September 30, 2010, as compared to $1,642,576 for 2009, as a direct result of corresponding decreases in cash collections in these two entities.

Our rent increased $103,303, or 26.2%, to $497,370 for the three months ended September 30, 2010, as compared to $394,067 for 2009.  Due to the increase in case volume, operating medical equipment rentals were necessary to meet the demand for equipment necessary to support the increased volume.

Depreciation and amortization expense decreased by $110,409, or 51.9%, to $323,243 for the three months ended September 30, 2010, as compared to $212,834 for 2009.  This decrease was attributable primarily to certain of our older assets reaching the end of their depreciable lives.  No significant new leasehold improvements or equipment purchases were made during those three months ended September 30, 2009 and 2010.

Our other operating expenses increased by $191,793, or 17.8%, to $1,271,571 for the three months ended September 30, 2010, as compared to $1,079,778 for 2009.  This increase was mainly attributable to legal and professional expense increase of $93,191, transportation and valet services expense increase of $50,475 and collection fees expense increase of $67,299.

We recorded net interest expense of $210,743 for the three months ended September 30, 2010, as compared to $243,516 for 2009, or a decrease of 13.5%.  We also capitalized $13,774 of interest related to borrowings for projects under construction during the three months ended September 30, 2010. No interest was capitalized during the three months ended September 30, 2009.  The total decrease of $18,999 in interest cost, or 7.8%, after considering the changes in both expensed and capitalized interest, was a result of a similar decrease in weighted average borrowings during 2010 as compared to 2009.

We incurred no net income tax expense during either the three months ended September 30, 2010 or 2009, as a result of the flow-through treatment of our net income to the various partners of our limited partnerships.

Nine Months Ended September 30, 2010, as Compared to Nine Months Ended September 30, 2009

Our net revenue increased $4,351,525 or 14.4%, to $34,599,464 for the nine months ended September 30, 2010, as compared to $30,247,939 for 2009.  On a gross basis, before our allowance for contractual adjustments and uncollectibles, our revenue increased $2,188,711, or 2.3%, to $96,620,566 for the nine months ended September 30, 2010, as compared to $94,431,855 for 2009.  Our increase in gross revenue was primarily related to a 17.9% increase in hospital cases during the nine months ended September 30, 2010, as compared to 2009.  This increase was partially offset by a 4% decline in surgical cases.  Our allowance for contractual adjustments and uncollectibles decreased $2,162,814, or 3.4%, to $62,021,102 for the nine months ended September 30, 2010, as compared to $64,183,916 for 2009.

Salaries and benefits increased $474,688, or 6.2%, to $8,158,006 for the nine months ended September 30, 2010, as compared to $7,683,318 for 2009.  This increase was primarily attributable to: (i) the aforementioned higher case volume; (ii) the need for new hospital clinical and administrative staffing to assist in accommodating the hospital expansion of two additional operating rooms and 14 additional beds set to open December 2010; (iii) need to hire additional support staff for the accounting department, and (iv) increased premium expense for the Company’s employee health insurance.

Medical supplies increased $223,250, or 3.8%, to $6,037,801 for the nine months ended September 30, 2010, as compared to $5,814,551 for 2009.  This increase was attributable to the aforementioned increase in case volume.

As noted above, First Street Hospital, L.P. and First Surgical Woodlands, L.P. hold management agreements with First Surgical Partners, LLC.  These fees increased $80,043, or 1.6%, to $5,001,306 for the nine months ended September 30, 2010, as compared to $4,921,263 for 2009, as a direct result of corresponding increases in cash collections in these two entities.

Our rent increased $17,707, or 1.3%, to $1,396,144 for the nine months ended September 30, 2010, as compared to $1,378,437 for 2009.  Due to the increase in case volume, operating medical equipment rentals were necessary to meet the demand for equipment necessary to support the increased volume.

Depreciation and amortization expense decreased by $94,677, or 10.3%, to $1,017,494 for the nine months ended September 30, 2010, as compared to $922,817 for 2009.  This decrease was attributable primarily to certain of our older assets reaching the end of their depreciable lives.  No significant new leasehold improvements or equipment purchases were made during the nine months ended September 30, 2010.

Our other operating expenses increased by $1,196,160 , or 32.5%, to $4,880,191 for the nine months ended September 30, 2010, as compared to $3,684,031 for 2009.  This increase was primarily attributable to stock compensation cost related to shares issued to consultants of $765,072, legal and professional expense increase of $153,651, transportation and valet services expense increase of $101,144 and collection fees expense increase of $179,940.

We recorded net interest expense of $649,711 for the nine months ended September 30, 2010, as compared to $759,926 for 2009, or a decrease of 14.5%.  We also capitalized $13,774 of interest related to borrowings for projects under construction during the nine months ended September 30, 2010. No interest was capitalized during the nine months ended September 30, 2009.  The total decrease of $97,778 in interest cost, or 12.8%, after considering the changes in both expensed and capitalized interest, was a result of a similar decrease in weighted average borrowings during 2010 as compared to 2009.

We incurred no net income tax expense during either the nine months ended September 30, 2010 or 2009, as a result of the flow-through treatment of our net income to the various partners of our limited partnerships.  We anticipate that our effective tax rate will be approximately 35.0 % for 2011.

Year Ended December 31, 2009, as Compared to Year Ended December 31, 2008

The following table sets forth, for the periods indicated, certain information related to our operations expressed as a percentage of our net patient service revenue (patient billings net of contractual adjustments and uncollectibles):

	For the Years Ended
	December 31,
	2009	2008

Net Revenue	100.0%	100.0%

Operating Expenses
Salaries and Benefits	23.2%	23.7%
Medical Supplies	17.9%	15.2%
Management Fees	14.7%	15.6%
Rent	4.1%	4.0%
Depreciation and Amortization	3.2%	4.6%
Other Operating Expenses	12.0%	12.0%
Total Operating Expenses	75.1%	75.1%

Other Income and Expenses
Interest Expense	(2.3)%	(3.2)%
Total Other Income and Expenses	(2.3)%	(3.2)%
Income Before Income Taxes	22.6%	21.8%
Income Taxes	0.0%	0.0%
Net Income	22.6%	21.8%

Our net revenue increased $6,302,755 or 16.5%, to $44,555,531 for the year ended December 31, 2009, as compared to $38,252,776 for 2008.  On a gross basis, before our allowance for contractual adjustments and uncollectibles, our revenue increased $21,657,592, or 19.9%, to $130,697,552 for the year ended December 31, 2009, as compared to $109,039,960 for 2008.  This increase was due to a 7.4% increase in case volume, including an increase in more complex cases allowing for a higher gross billing. Similarly, during the year ended December 31, 2009, our allowance for contractual adjustments and uncollectibles increased $15,354,837, or 21.7%, to $86,142,021 as compared to $70,787,184 for the year ended December 31, 2008.

Salaries and benefits increased $1,285,086, or 14.2%, to $10,336,123 for the year ended December 31, 2009, as compared to $9,051,037 for 2008.  This increase was primarily attributable to: (i) increased case volume from 5,652 cases in 2008 to 6,071 cases in 2009; and (ii) decrease in reliance on temporary/outsourced staffing.

Medical supplies increased $2,156,914, or 37.2%, to $7,961,804 for the year ended December 31, 2009, as compared to $5,804,890 for 2008.  This increase was attributable to: (i) the aforementioned increase in case volume; and (ii) an increase in those cases that involve a higher demand for medical supplies during surgery (e.g. orthopedics).

During the years ended December 31, 2009 and 2008, both First Street Hospital, L.P. and First Surgical Woodlands, L.P. held management agreements with First Surgical Partners, LLC (the former General Partner of the Company’s limited partnerships and the owners of which are shareholders of the Company) where we retained the services of First Surgical Partners, LLC to assist us in managing and conducting day-to-day business and services.    Each agreement calls for the payment by the partnerships to First Surgical Partners, LLC a monthly fee equal to 5% of the net monthly collected revenues from the partnership’s cash collections.  These fees increased $564,350, or 9.4%, to $6,547,955 for the year ended December 31, 2009, as compared to $5,983,605 for 2008, as a direct result in corresponding increases in cash collections in these two entities.

Our rent increased $294,047, or 19.4%, to $1,811,637 for the year ended December 31, 2009, as compared to $1,517,590 for 2008.  This increase was primarily attributable to the execution of a new equipment lease in late 2008 that requires annual payments of approximately $215,000.

Depreciation and amortization expense decreased by $333,869, or 18.9%, to $1,434,220 for the year ended December 31, 2009, as compared to $1,768,089 for 2008.  This decrease was attributable primarily to certain of our older assets reaching the end of their depreciable lives.  No significant new leasehold improvements or equipment purchases were made during 2009.

Our other operating expenses increased by $765,013, or 16.7%, to $5,356,297 for the year ended December 31, 2009, as compared to $4,591,284 for 2008.  This increase is mainly attributable to advertising and promotional expense increase of $278,840, repairs and maintenance increase of $151,041 and professional fee increase of $162,805.

We recorded net interest expense of $1,025,518 for the year ended December 31, 2009, as compared to $1,211,713 for 2008, or a decrease of 15.4%.  We also capitalized $81,498 and $123,557 of interest related to borrowings for projects under construction during the years ended December 31, 2009 and 2008, respectively.  The total decrease of $228,254 in interest cost, or 17.1%, after considering the changes in both expensed and capitalized interest, was a result of a similar decrease in weighted average borrowings during 2009 as compared to 2008.

We incurred no net income tax expense during either the year ended December 31, 2009 or 2008, as a result of the flow-through treatment of our net income to the various partners of our limited partnerships.  We will also incur limited income tax expense during 2010 for the same reason.  We anticipate that our effective tax rate will be approximately 35% for 2011.

Diluted net income per common and common equivalent share was $0.28 on weighted average shares outstanding of 36,002,950 for the year ended December 31, 2009, as compared to $0.23 on weighted average shares outstanding of 36,000,002 for 2008.

LIQUIDITY AND CAPITAL RESOURCES

September 30, 2010

As of September 30, 2010, we had $781,792 of cash and cash equivalents on hand as compared to $261,594 at December 31, 2009. Additionally, we had net working capital of $12,508,353 at September 30, 2010, an increase of $962,356 from our net working capital balance of $11,545,997 at December 31, 2009.

We generated cash flow from operating activities of $8,531,405 and $8,375,471 for the nine months ended September 30, 2010 and 2009, respectively.  The net increase in cash flow provided from operating activities for 2010, was primarily due to: (i) improved year-over-year operating results; partially offset by (ii) working capital component changes related to accounts receivable.

We used $3,462,659 and $280,780 of cash for investing activities during the nine months ended September 30, 2010 and 2009, respectively.  These expenditures encompassed purchases of property and equipment as well as leasehold improvements on our facilities, including the construction for the hospital expansion.

During the nine months ended September 30, 2010 and 2009, we used $4,548,548 and $7,981,485 of cash in financing activities, respectively.  Of these amounts, $6,556,875 and $7,235,000 related to former limited partner distributions during each period, respectively.

As of September 30, 2010, we had $168,750 available to us under our various credit lines.  We monitor the financial strength of our depositories, creditors, insurance carriers, and other counterparties using publicly available information, as well as qualitative inputs.  Based on our current borrowing capacity and compliance with the financial covenants under our credit agreements, we do not believe there is significant risk in our ability to make draws under our various credit lines, if needed.  However, no such assurances can be provided.

As of September 30, 2010, we have scheduled principal payments of $1,215,036 during the next twelve months, related to long-term debt and capital lease obligations (see Note 6, Long-term Debt and Capital Lease Obligations, to the accompanying unaudited consolidated financial statements as of and for the nine months ended September 30, 2010).  We do not face near-term refinancing risk.  Our credit agreements governing the vast majority of our secured borrowings contains financial covenants that include a leverage ratio.  As of September 30, 2010, we were in compliance with the covenants under our various credit agreements.  If we anticipated a potential covenant violation, we would seek relief from our lenders, which would have some cost to us, and such relief might not be on terms favorable to those in our existing credit agreements.  Under such circumstances, there is also the potential our lenders would not grant relief to us which, among other things, would depend on the state of the credit markets at that time.

December 31, 2009

As of December 31, 2009, we had $261,594 of cash and cash equivalents on hand as compared to $487,139 at December 31, 2008.  Additionally, we had net working capital of $11,545,997 at December 31, 2009, a decrease of $509,682 from our net working capital balance of $12,055,679 at December 31, 2008.  This net decrease in our working capital position is primarily due to a decrease in net accounts receivable and increase in accounts payable.  Although case volume increased from the prior year, the billing per case is less resulting in a reduction in total billing amount and accounts receivable.  The need for medical supplies and staffing during 2009 was greater than that of 2008 due to the types of surgical procedures done during the year.

We generated cash flow from operating activities of $11,300,492 and $10,760,340 for the years ended December 31, 2009 and 2008, respectively.  The net increase in cash flow provided from operating activities for the year ended December 31, 2009, was primarily due to: (i) improved year-over-year operating results; partially offset by (ii) working capital component changes related to accounts payable and accrued expenses.

We used $596,695 and $853,648 of cash for investing activities during the years ended December 31, 2009 and 2008, respectively.  These expenditures encompassed purchases of property and equipment as well as leasehold improvements on our facilities.

During the years ended December 31, 2009 and 2008, we used $10,929,342 and $9,743,882 of cash in financing activities, respectively.  Of these amounts, $9,711,500 and $9,432,500 related to former limited partner distributions during each period, respectively.  The balance related to net repayments on our outstanding debt obligations.

CONTRACTUAL OBLIGATIONS

At December 31, 2009, we had certain obligations and commitments under our accounts payable, lines of credit, long-term debt and capital leases, operating leases, the Bariatric Program Sponsorship and construction activities totaling approximately $42,541,042 as follows:

	Payments Due
	Total	2010	2011 and 2012	2013 and 2014	2015 and Later

Accounts Payable	$6,906,807	$6,906,807	$-	$-	$-
Lines of Credit (1)	1,289,801	1,289,801	-	-	-
Long-Term Debt and Capital Leases	10,737,331	1,737,985	1,535,249	7,464,097	-
Operating Leases	7,127,755	1,704,026	3,274,471	1,249,019	900,239
Bariatric Program Sponsorship	11,200,000	4,800,000	4,800,000	1,600,000	-
Construction Activities (2)	5,029,348	5,029,348	-	-	-

	$42,291,042	$21,467,967	$9,609,720	$10,313,116	$900,239

(1)	Amounts include interest payments at the applicable rate as of December 31, 2009.
(2)
Amount represents the Guaranteed Maximum Price (GMP) of $4,791,375 for the expansion of the Company’s First Street Hospital facility, plus excluded engineering, architecture, plans and other soft costs associated with the expansion project.

OFF-BALANCE SHEET ARRANGEMENTS

At December 31, 2009 and September 30, 2010, we did not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenue or expenses, results of operations, liquidity, capital expenditures or capital resources.

MANAGEMENT

Executive Officers and Directors

Below are the names and certain information regarding Arkson’s executive officers and directors following the acquisition of First Surgical Texas.

Name	Age	Position
Dr. Jacob Varon	58	Chairman of the Board of Directors
Tony Rotondo (1)	44	Chief Executive Officer, President and Director
Dr. David Tomaszek (1)	56	Director
David Roff (2)	39	Director

(1)	Appointment as a director of the Company will be effective as of the tenth day following the mailing of the 14f information statement.
(2)	Resigned on December 31, 2010, which shall be effective on the tenth day following the mailing of the 14f information statement.

Officers are elected annually by the Board of Directors (subject to the terms of any employment agreement), at its annual meeting, to hold such office until an officer’s successor has been duly appointed and qualified, unless an officer sooner dies, resigns or is removed by the Board.

Background of Executive Officers and Directors

Dr. Jacob Varon, Chairman of the Board
Dr. Varon is a plastic and reconstructive surgeon and has been practicing in the Houston area for more than 20 years.  Dr. Varon has served as the President of the Texas Chapter of the International College of Surgeons (“ICS”), the National Chairman of Plastic Surgery for ICS and the President and Chief Executive Officer of Jeval Medical Laboratories.  Dr. Varon has served as the Chairman of First Surgical Partners, L.L.C. since 2002.

Tony Rotondo, President, Chief Executive Officer, and Director
Mr. Rotondo has worked exclusively in the healthcare industry for his entire career and has more than a decade of experience within the Ambulatory Surgery Center (“ASC”) segment.  Mr. Rotondo served as senior management with HealthSouth, Physicians Surgical Care, and National Surgery Centers.  Prior to his work within the ASC segment, Mr. Rotondo worked for HCA/Columbia.  Since 2003, Mr. Rotondo has served as the Chief Executive Officer and President of First Surgical Partners, L.L.C.  Mr. Rotondo holds a Bachelor of Business Administration from Texas Tech University and a Masters of Business Administration from the University of St. Thomas.

Dr. David Tomaszek, Director
For the last five years, Dr. Tomaszek has served as the President of Tomaszek Neurosurgical Associates PA.

David Roff, Director
Mr. David Roff is the co-president of Brave Consulting, a private consulting and investment corporation and has held this position since 2001. Mr. Roff has extensive experience working with small cap public companies for over ten years. Prior to that, Mr. Roff was a management consultant for Coopers & Lybrand Consulting where he advised large financial institutions, investment fund complexes and other organizations on technology and internal control strategies. He was the former President and Sole Director of Deep Well from September 10, 2003 until February 6, 2004. Mr. Roff is on the board of Directors of Deep Well Oil & Gas, (DWOG-PK) and Hudson's Grill International (HGII-PK). Mr. Roff is a Chartered Accountant with a B.A. degree from the University of Western Ontario.

Executive Compensation
Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	(5) Stock Awards ($)	(6) Stock Options ($)	Non-equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)

Dr. Jacob Varon,	2010	—	—	—	—	—	—	793,604	(1)	793,604
Chairman	2009	—	—	—	—	—	—	473,470	(1)	473,470

Tony Rotondo,	2010	104,988.00	—	—	—	—	—	793,604	(1)	898,592
CEO	2009	104,988.00	—	—	—	—	—	473,470	(1)	578,458

Dr. David Tomaszek,	2010	—	—	—	—	—	—
Director	2009	—	—	—	—	—	—	—		—

Don Knight,	2010	145,002	—	—	—	—	—			145,002
VP of Finance	2009	138,078	—	—	—	—	—			138,078

(1) Payments represent funds received pursuant to the management agreements between First Surgical Partners, LLC and both First Street Hospital, L.P. and First Surgical Woodlands, L.P.

Outstanding Equity Awards at Fiscal Year-End

As of December 31, 2010, Arkson did not have any equity awards outstanding.

DIRECTOR COMPENSATION

The Directors of Arkson have not received compensation for rendering services as directors of Arkson since inception.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On December 31, 2010, the Company entered into an Agreement and Release with David Roff, a shareholder of the Company, pursuant to which Mr. Roff returned 36,111 shares of common stock of the Company to the Company for cancellation and has provided a full release of the Company in consideration of $300,000 less the repayment of any shareholder loans or accounts payable.

During the years ended December 31, 2009 and 2008, both First Street Hospital, L.P. and First Surgical Woodlands, L.P. held management agreements with First Surgical Partners, LLC (the former General Partner of the Company’s limited partnerships and the owners of which are shareholders of the Company) where the Company retained the services of First Surgical Partners, LLC to assist the Company in managing and conducting day-to-day business and services.  Dr. Varon and Tony Rotondo, executive officers and directors of the Company, are the owners of First Surgical Partners, LLC.  The First Surgical Woodlands, L.P. agreement was executed on February 1, 2005, with a term of five years and shall automatically renew for one additional two year period unless otherwise terminated.  The First Street Hospital, L.P. agreement was executed on July 25, 2006, with a term of ten years and shall automatically renew for one additional two year period unless otherwise terminated.  Each agreement calls for the payment by the partnerships to First Surgical Partners, LLC a monthly fee equal to 5% of the net monthly collected revenues from the partnership’s cash collections.  For the year ended December 31, 2009 and 2008, the partnerships paid a total of $6,547,955 and $5,983,606 in management fees to First Surgical Partners, LLC.  For the three and nine months ended September 30, 2010, the management fees to First Surgical Partners, LLC totaled $1,641,542 and $5,001,306.  For the three and nine months ended September 30, 2009, management fees to First Surgical Partners, LLC totaled $1,642,576 and $4,921,263 respectively.

On June 1, 2006, First Street Surgical Center, L.P. entered into a $700,000 long-term line of credit with one of its former partners, who is a current shareholder of the Company.  The line of credit bears interest at 6.0% per annum and is unsecured.  As of September 30, 2010 and December 31, 2009, the Company owed $316,592 and $302,695, respectively on the line of credit. The Company recognized total interest expense of $17,585 and $20,588 during the years ended December 31, 2009 and 2008, respectively.  The Company recognized total interest expense of $4,702 and $4,429 during the three months ended September 30, 2010 and 2009, respectively, and $13,897 and $13,090 during the nine months ended September 30, 2010 and 2009, respectively.

On September 17, 2006, First Street Hospital, LP entered into a building lease with one of its former partners, who is a current shareholder of the Company.  The building lease is for an initial term of 10 years from commencement date followed by an option to extend the initial ten year term by two consecutive ten year terms. The lease agreement calls for minimum monthly lease payments of $39,400 per month, subject to escalation to reflect increases in the consumer price index.

On April 1, 2003, First Street Surgical Center, LP entered into a building lease with one of its former partners, who is a current shareholder of the Company.  The building lease is for an initial term of 10 years from commencement date followed by an option to extend the initial ten year term by two consecutive five year terms.  The lease agreement calls for minimum monthly lease payments of $23,000 per month, subject to escalation to reflect increases in the consumer price index.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of December 31, 2010 with respect to the beneficial ownership of the outstanding common stock by (i) any holder of more than five (5%) percent; (ii) each of the Company’s executive officers and directors; and (iii) the Company’s directors and executive officers as a group. Except as otherwise indicated, each of the stockholders listed below has sole voting and investment power over the shares beneficially owned.

Name of Beneficial Owner (1)	Common Stock Beneficially Owned	Percentage of Common Stock (3)
Dr. Jacob Varon (2)	6,921,577	17.30%
Tony Rotondo (2)(6)	6,293,737	15.73%
Dr. David Tomaszek (2)(7)	3,992,655	9.98%
David Roff (2)(4)	0	*
Nobis Capital Advisors, Inc.(5)	2,575,046	6.44%

All officers and directors as a group (4 people)	17,207,969	43.02%

* Less than 1%

(1)	Except as otherwise indicated, the address of each beneficial owner is c/o First Surgical Partners, L.L.C., 411 First Street, Bellaire, Texas 77401.

(2)	Executive officer and/or director of the Company.

(3)
Applicable percentage ownership is based on 40,000,002 shares of common stock outstanding as of December 31, 2010, together with securities exercisable or convertible into shares of common stock within 60 days of December 31, 2010 for each stockholder.  Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.  Shares of common stock that are currently exercisable or exercisable within 60 days of December 31, 2010 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(4)	Resigned as a director on December 31, 2010, which shall be effective on the tenth day following the mailing of the 14f information statement.

(5)
The address for Nobis Capital Advisors, Inc. (“Nobis”) is 2901 West Coast Highway, 3rd Floor, Newport Beach, California  92663.  Thomas Rubin, CEO of Nobis, has voting and dispositive control over the securities held by Nobis.

(6)
Includes 6,293,737 shares of common stock held by The Anthony F. Rotondo Irrevocable Trust.  Mr. Rotondo is the beneficiary of such trust but does not serve as the trustee and, as a result, does not have voting or dispositive control over such securities.

(7)
Includes 3,922,655 shares of common stock held by The Tomaszek Irrevocable Trust.  Dr. Tomaszek is the beneficiary of such trust but does not serve as the trustee and, as a result, does not have voting or dispositive control over such securities.

DESCRIPTION OF SECURITIES

The Company’s authorized capital stock consists of 200,000,000 shares of common stock at a par value of $0.001 per share and 50,000,00  shares of preferred stock at a par value of $0.001 per share.  As of December 31, 2010, there are 40,000,002  shares of the Company’s common stock issued and outstanding that are held by approximately 220 stockholders of record and no shares of preferred stock issued and oustanding.

Holders of the Company’s common stock are entitled to one vote for each share on all matters submitted to a stockholder vote.  Holders of common stock do not have cumulative voting rights.  Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors.  Holders of the Company’s common stock representing a majority of the voting power of the Company’s capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders.  A vote by the holders of a majority of the Company’s outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to the Company’s articles of incorporation.

Holders of the Company’s common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds.  In the event of liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock.

The Board of Directors may later determine to issue our preferred stock.  If issued, the preferred stock may be created and issued in one or more series and with such designations, rights, preferences and restrictions as shall be stated and expressed in the resolution(s) providing for the creation and issuance of such preferred stock.  If preferred stock is issued and we are subsequently liquidated or dissolved, the preferred stockholders would have preferential rights to receive a liquidating distribution for their shares prior to any distribution to common shareholders. Although we have no present intent to do so, we could issue shares of preferred stock with such terms and privileges that a third party acquisition of our company could be difficult or impossible, thus entrenching our existing management in control of our company indefinitely.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock has been quoted on the OTC Bulletin Board since 2008. The symbol is AKSN. There has been no active trading and no high or low bid prices.

Holders of our Common Stock

As of December 31, 2010, there were approximately 220 stockholders of record of our common stock. This number does not include shares held by brokerage clearing houses, depositories or others in unregistered form.  The stock transfer agent for our securities is Interwest Transfer Company, Inc., 1981 Murray Holladay Road, Suite 100, Salt Lake City, Utah 84117.

Dividends

The Company has never declared or paid any cash dividends on its common stock. The Company currently intends to retain future earnings, if any, to finance the expansion of its business.

Securities Authorized for Issuance Under Equity Compensation Plans

The Company does not have an authorized equity compensation plan.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company’s directors and executive officers are indemnified as provided by the Delaware Corporation law and its Bylaws. These provisions state that the Company’s directors may cause the Company to indemnify a director or former director against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by him as a result of him acting as a director. The indemnification of costs can include an amount paid to settle an action or satisfy a judgment.  Such indemnification is at the discretion of the Company’s board of directors and is subject to the Securities and Exchange Commission’s policy regarding indemnification.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, The Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 3.02	Unregistered Sales of Equity Securities.

On December 31, 2010, the Company closed a Contribution Agreement with the First Surgical Texas Shareholders pursuant to which we acquired 100% of the outstanding securities of First Surgical Texas in exchange for 39,964,346 shares of our common stock.  Each of the shareholders are accredited investors as defined in Rule 501 of Regulation D promulgated under the Securities Act.

In addition, on December 31, 2010, subsequent to the acquisition of First Surgical Texas, the Company entered into an Agreement and Release with David Roff, a significant shareholder of the Company, pursuant to which Mr. Roff agreed to return 36,111 shares of common stock of the Company to the Company for cancellation and has provided a full release of the Company in consideration of $300,000 less the repayment of any shareholder loans or accounts payable.

This issuance of these above securities are exempt from the registration requirements under Rule 4(2) of the Securities Act of 1933, as amended, and/or Rule 506 as promulgated under Regulation D.   Each of the shareholders are accredited investors as defined in Rule 501 of Regulation D promulgated under the Securities Act.

Item 3.03	Material Modification to Rights of Security holders

The information set forth in Item 1.01 and Item 3.02 of this Current Report on Form 8-K is incorporated by reference into this Item 3.03.

Item 5.01	Changes in Control of Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 5.01.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 5.02.

Item 5.06	Change in Shell Company Status.

As a result of the consummation of the First Surgical Texas Contribution described in Item 1.01 of this Current Report on Form 8-K, we are no longer a shell corporation as that term is defined in Rule 405 of the Securities Act and Rule 12b-2 of the Exchange Act.

Item 9.01 Financial Statements and Exhibits

Financial Statements of Business Acquired

(a)	Filed herewith are the following:

Audited consolidated financial statements of First Surgical Texas, Inc. (f/k/a Piper Acquisition III, Inc.) for the year ended December 31, 2009 (see Exhibit 99.1)

Unaudited consolidated financial statements of First Surgical Texas, Inc. (f/k/a Piper Acquisition III, Inc.) for the nine and three months ended September 30, 2010 (see Exhibit 99.2)

(b)	Pro Forma Financial Information

Not Applicable

(c)	Shell Company Transactions

Reference is made to Items 9.01(a) and the exhibits referred to therein, which are incorporated herein by reference.

(d)	Exhibits

Exhibit No.	Description

4.1	Letter Loan Agreement by and between First Street Hospital, L.P. and the Bank of River Oaks dated January 8, 2008
4.2	Secured Promissory Note issued by First Street Hospital, L.P. to the Bank of River Oaks dated January 8, 2008
4.3	Unsecured Promissory Note issued by First Street Hospital, L.P. to the Bank of River Oaks dated May 4, 2010
4.4	Secured Construction Loan Agreement by and between First Street Hospital, L.P. and the Bank of River Oaks dated May 4, 2010
4.5	Long Term Line of Credit issued by First Street Surgical Center, L.P. to Bank of River Oaks dated June 1, 2006
4.6	Secured Promissory Note issued by First Surgical Woodlands, L.P. to the Bank of River Oaks dated May 18, 2006
4.7	Secured Promissory Note issued by First Surgical Woodlands, L.P. to the Bank of River Oaks dated September 18, 2009
10.1	Contribution Agreement by and between Arkson Nutraceuticals Corp. and Piper Acquisition III, Inc., dated November 4, 2010. (1)
10.2	Amendment to the Contribution Agreement by and between Arkson Nutraceuticals Corp. and Piper Acquisition III, Inc., dated November 24, 2010. (2)
10.3
Form of Non-Competition, Non-Disclosure and Non-Solicitation Agreement by and between First Surgical Texas, Inc. (f/k/a Piper Acquisition III, Inc., a wholly owned subsidiary of the Company), and former limited partners or members of First Street Hospital, L.P., First Surgical Woodlands, L.P., First Street Surgical Center, L.P. and First Surgical Partners, L.L.C.

10.4
Form of Lock-Up Agreement by and between First Surgical Texas, Inc. (f/k/a Piper Acquisition III, Inc., a wholly owned subsidiary of the Company), and former limited partners or members of First Street Hospital, L.P., First Surgical Woodlands, L.P., First Street Surgical Center, L.P. and First Surgical Partners, L.L.C.

10.5
Form of Voting Agreement by and between First Surgical Texas, Inc. (f/k/a Piper Acquisition III, Inc., a wholly owned subsidiary of the Company), and former limited partners or members of First Street Hospital, L.P., First Surgical Woodlands, L.P., First Street Surgical Center, L.P. and First Surgical Partners, L.L.C.

10.6	Agreement entered by and between the Company and David Roff dated December 31, 2010
10.7	Lease Agreement for First Street Surgical Center, L.P. dated April 1, 2003
10.8	Lease Agreement for First Street Hospital, L.P. dated September 17, 2006
10.9	Bariatric Program Sponsorship Agreement by and between the Company and Vital Weight Control, Inc. d/b/a NeWeigh dated May 1, 2006
10.10	Amendment to the Bariatric Program Sponsorship Agreement by and between the Company and Vital Weight Control, Inc. d/b/a NeWeigh dated February 13, 2008
10.11	Amendment to the Bariatric Program Sponsorship Agreement by and between the Company and Vital Weight Control, Inc. d/b/a NeWeigh dated December 10, 2009
99.1	Audited consolidated financial statements of First Surgical Texas, Inc. (f/k/a Piper Acquisition III, Inc.) for the year ended December 31, 2009
99.2	Unaudited consolidated financial statements of First Surgical Texas, Inc. (f/k/a Piper Acquisition III, Inc.) for the nine and three months ended September 30, 2010

(1)	Incorporated by reference to the Form 8-K Current Report filed with the Securities and Exchange Commission on November 15, 2010
(2)	Incorporated by reference to the Form 8-K Current Report filed with the Securities and Exchange Commission on November 26, 2010

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARKSON NUTRACEUTICALS CORP.

Dated: January 5, 2011	By:	/s/ Tony Rotondo
Name: Tony Rotondo